EXHIBIT 99.1
RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2023 RESULTS
•Delivered First Quarter Revenue Growth of 8% on a Reported Basis and 13% on a Constant Currency Basis, Ahead of Expectations Driven by Strong Growth Across All Regions and a Mid-Teens Comparable Store Sales Increase
•First Quarter Adjusted Operating Margin of 12.7% Exceeded Outlook with Operating Expense Discipline More Than Offsetting Higher Freight Costs to Fulfill Stronger Consumer Demand
•Continued to Drive Investments in Key Strategic Priorities While Returning Cash to Shareholders Through Dividends as well as Repurchase of $213 Million of Class A Common Stock in the Quarter
•Reiterated Full Year Fiscal 2023 Outlook of High-Single Digit Net Revenue Growth and Adjusted Operating Margin of Approximately 14.0% to 14.5%, Both in Constant Currency
•Continued Board Refreshment with Election of Deb Cupp, President of Microsoft North America, to Board of Directors
NEW YORK -- (BUSINESS WIRE) -- August 9, 2022 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $1.73 on a reported basis and $1.88 on an adjusted basis, excluding restructuring-related and other net charges for the first quarter of Fiscal 2023. This compared to earnings per diluted share of $2.18 on a reported basis and $2.29 on an adjusted basis, excluding restructuring-related and other net charges for the first quarter of Fiscal 2022.

"Our vision of timelessness and an authentic life well-lived continues to resonate around the world," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "From the elegant spirit of Wimbledon to the anniversary celebration of our iconic Polo Shirt, our brand is inspiring people to step into their dreams."

"Our strong first quarter performance underscores the power of our brand and momentum of our strategy around the world, following our significant multi-year reset," said Patrice Louvet, President and Chief Executive Officer. "While the global operating environment remains as volatile as ever, our talented, passionate teams are delivering on the multiple growth opportunities to scale our business with creativity and discipline — from driving high-quality new consumer recruitment to expanding digital and elevating our touch points in every region and channel."
Key Achievements in First Quarter Fiscal 2023
We delivered the following highlights across our strategic priorities in the first quarter of Fiscal 2023:
•Win Over a New Generation of Consumers
◦Delivered strong consumer metrics including increased global brand consideration, purchase intent and net promoter scores led by North America through an engaging mix of purpose-led and performance marketing investments
◦Continued to drive high value new consumer acquisition through key brand and celebrity moments including our 360° spring campaign and book launch celebrating the 50th anniversary of our iconic Polo Shirt; our sponsorship of the Wimbledon Championships; and Gilded Glamour celebrity dressing at the Met Gala

•Energize Core Products and Accelerate Under-Developed Categories
◦Delivered a compelling Spring assortment through an elevated hybrid of casual and sophisticated dressing — both core to the Ralph Lauren brand. Continued momentum in both core and high-potential categories, led by our polo shirts, bottoms, sneakers and sweaters
◦Product launches and special releases included our global polo shirt campaign activations including our limited-edition vintage Upcycled Polo Shirts; Cobble Hill, celebrating our tradition of refined sportswear; Athletic Club, an updated take on tennis and golf inspired styling for the Next Generation; and our first-ever unisex Stirrup eyewear collection
◦Brand elevation continues with average unit retail ("AUR") up 8% across our direct-to-consumer network in the first quarter, on top of an 18% increase last year, driven by a strong product offering and promotional discipline
•Drive Targeted Expansion in Our Regions and Channels
◦Delivered strong revenue growth across every region in the quarter led by better than expected performance in North America up 6% and Europe up 28% in constant currency
◦Asia revenues also grew 26% to last year in constant currency despite COVID lockdowns negatively impacting approximately 50% of our China stores in the quarter
•Lead With Digital
◦Total Ralph Lauren digital ecosystem revenues grew low-double-digits to last year in the first quarter, on top of an exceptionally strong comparison of more than 80% last year. Operating margin in both our owned and wholesale digital channels continued to significantly benefit the total Company margin rate
◦Launched additional digital sites in key markets globally including India and Israel in the first quarter
•Operate With Discipline to Fuel Growth
◦First quarter adjusted operating margin was 12.7%, exceeding our outlook of approximately 12.2% as operating expense discipline helped to mitigate higher planned marketing investments and higher freight costs to support strong consumer demand in the period
◦Inventories remain well positioned to support Fiscal 2023 product elevation and growth plans by region and as we deliberately shift inventory receipts earlier to mitigate global supply chain disruptions
◦Continued progress on our citizenship and sustainability journey including: the announcement of our first Cradle-to-Cradle certified product with our iconic luxury cashmere crewneck sweater; and new Live On Promise to enable our past and future products to live on responsibly by 2030
First Quarter Fiscal 2023 Income Statement Review
Net Revenue. In the first quarter of Fiscal 2023, revenue increased by 8% to $1.5 billion on a reported basis and was up 13% in constant currency. Foreign currency negatively impacted revenue growth by approximately 510 basis points in the first quarter.

Revenue performance for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the first quarter increased 6% to $701 million. In retail, comparable store sales in North America were up 5%, with a 5% increase in brick and mortar stores and a 2% increase in digital commerce. North America wholesale revenue increased 5%.
•Europe Revenue. Europe revenue in the first quarter increased 17% to $416 million on a reported basis and increased 28% in constant currency. In retail, comparable store sales in Europe were up 34%, with a 45% increase in brick and mortar stores and a 7% increase in digital commerce. Europe wholesale revenue increased 8% on a reported basis and increased 20% in constant currency.
•Asia Revenue. Asia revenue in the first quarter increased 16% to $334 million on a reported basis and 26% in constant currency. Comparable store sales in Asia increased 19%, with a 17% increase in our brick and mortar stores and a 37% increase in digital commerce.
Gross Profit. Gross profit for the first quarter of Fiscal 2023 was $1.0 billion and gross margin was 67.2%. Adjusted gross margin was 68.0%, 180 basis points below the prior year on a reported basis and down 80 basis points in constant currency, with better pricing and promotions more than offset by increased freight headwinds to mitigate global supply chain delays. Compared to first quarter Fiscal 2020, adjusted gross margins expanded 350 basis points on strong AUR growth.
Operating Expenses. Operating expenses in the first quarter of Fiscal 2023 were $826 million on a reported basis. On an adjusted basis, operating expenses were $823 million, up 13% to last year, primarily driven by a normalized quarterly cadence of marketing investments as well as higher compensation and selling expenses to fuel both near- and long-term strategic growth. Adjusted operating expense rate was 55.2%, compared to 53.0% in the prior year period.
Operating Income. Operating income for the first quarter of Fiscal 2023 was $175 million and operating margin was 11.8% on a reported basis. Adjusted operating income was $190 million and operating margin was 12.7%, 410 basis points below the prior year. Operating income for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the first quarter was $133 million on a reported basis and $142 million on an adjusted basis. Adjusted North America operating margin was 20.2%, down 670 basis points to last year, driven by a planned increase in marketing investments and freight expense in the quarter to offset global supply chain disruptions.
•Europe Operating Income. Europe operating income in the first quarter was $73 million on a reported basis and $74 million on an adjusted basis. Adjusted Europe operating margin was 17.7%, down 870 basis points to last year, driven by increased foreign currency headwinds, freight expenses and marketing investments in the quarter. Foreign currency negatively impacted adjusted operating margin rate by 330 basis points in the first quarter.
•Asia Operating Income. Asia operating income in the first quarter was $79 million on both a reported basis and an adjusted basis. Adjusted Asia operating margin was 23.5%, up 220 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 40 basis points in the first quarter.

Net Income and EPS. Net income in the first quarter of Fiscal 2023 was $123 million, or $1.73 per diluted share on a reported basis. On an adjusted basis, net income was $135 million, or $1.88 per diluted share. This compared to net income of $165 million, or $2.18 per diluted share on a reported basis, and a net income of $172 million, or $2.29 per diluted share on an adjusted basis, for the first quarter of Fiscal 2022.
In the first quarter of Fiscal 2023, the Company had an effective tax rate of approximately 24% on both a reported basis and an adjusted basis. This compared to an effective tax rate of approximately 22% on both a reported basis and an adjusted basis in the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the first quarter of Fiscal 2023 with $1.8 billion in cash and short-term investments and $1.1 billion in total debt, compared to $3.0 billion and $1.6 billion, respectively, at the end of the first quarter of Fiscal 2022.
Inventory at the end of the first quarter of Fiscal 2023 was $1.2 billion, up 47% compared to the prior year period. Inventory growth primarily reflected higher increases in goods-in-transit to mitigate global supply chain delays and meet strong consumer demand along with continued elevation in product mix.
The Company repurchased approximately $213 million of Class A Common Stock in the first quarter.
Full Year Fiscal 2023 and Second Quarter Outlook
The Company's outlook is based on its best assessment of the current macroeconomic environment, including ongoing global supply chain and inflationary pressures, foreign currency volatility, the war in Ukraine, COVID-19 variants and other COVID-related disruptions. The full year Fiscal 2023 and second quarter guidance excludes restructuring-related and other net charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2023, the Company continues to expect constant currency revenues to increase approximately high single digits to last year on a 52-week comparable basis, with our outlook centered around 8%. Based on current exchange rates, foreign currency is now expected to negatively impact revenue growth by approximately 600 basis points in Fiscal 2023. On a 53-week comparable basis, Fiscal 2023 revenue growth is still expected to be negatively impacted by approximately 100 basis points due to the absence of the 53rd week compared to the prior year.

The Company continues to expect operating margin for Fiscal 2023 in a range of approximately 14.0% to 14.5% in constant currency. Foreign currency is now expected to negatively impact operating margin by approximately 180 basis points in Fiscal 2023. This compares to operating margin of 13.1% on a 52-week comparable basis and 13.4% on a 53-week basis in the prior year, both on a reported basis. Gross margin is still expected to increase approximately 30 to 50 basis points in constant currency on a 52-week comparable basis, with stronger AUR and favorable product mix more than offsetting higher freight and product cost inflation. Foreign currency is expected to negatively impact gross margins by approximately 150 basis points in Fiscal 2023.

For the second quarter, the Company expects revenue growth to be in a range centered around 11% in constant currency to last year. Foreign currency is expected to negatively impact revenue growth by approximately 750 basis points. The second quarter outlook reflects continued caution around consumer sentiment.

Operating margin for the second quarter is expected to be in a range of 15.4% to 15.7% in constant currency, reflecting a continuation of higher freight and marketing expenses, which are expected to normalize in the second half of the year when the Company laps cost increases from the prior year. Foreign currency is expected to negatively impact second quarter operating margin by approximately 240 basis points. Gross margin is expected to contract 40 to 80 basis points to last year in constant currency with continued AUR growth more than offset by increases in freight and product costs. Foreign currency is expected to negatively impact gross margins by approximately 190 basis points in the second quarter.

Second quarter and full year Fiscal 2023 tax rates are both expected to be in the range of 25% to 26%, assuming a continuation of current tax laws.

The Company continues to plan capital expenditures for Fiscal 2023 of approximately $290 million to $310 million.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Tuesday, August 9, 2022, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter 2023 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, August 9, 2022 through 6:00 P.M. Eastern, Tuesday, August 16, 2022 by dialing 203-369-3826 or 800-813-5529 and entering passcode 6982.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company’s brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world’s most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, quarterly cash dividend and Class A common stock repurchase programs, and environmental, social, and governance goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from the recent reduction to our global workforce in connection with our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the war between Russia and Ukraine, civil and political unrest, and diplomatic tensions between the U.S. and other countries; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, and port congestion, which could result in inventory shortages and lost sales; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	July 2, 2022	April 2, 2022	June 26, 2021
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,456.8	$1,863.8	$2,596.4
Short-term investments	320.1	734.6	368.0
Accounts receivable, net of allowances	350.4	405.4	367.2
Inventories	1,178.2	977.3	803.0
Income tax receivable	54.8	63.7	57.8
Prepaid expenses and other current assets	217.2	172.5	185.8
Total current assets	3,577.5	4,217.3	4,378.2
Property and equipment, net	931.4	969.5	974.6
Operating lease right-of-use assets	1,054.5	1,111.3	1,181.3
Deferred tax assets	262.9	303.8	290.2
Goodwill	886.5	908.7	937.8
Intangible assets, net	99.0	102.9	116.6
Other non-current assets	139.3	111.2	83.2
Total assets	$6,951.1	$7,724.7	$7,961.9

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$499.8	$498.7
Accounts payable	562.1	448.7	370.3
Current income tax payable	50.1	53.8	60.9
Current operating lease liabilities	247.2	262.0	284.1
Accrued expenses and other current liabilities	886.0	991.4	899.3
Total current liabilities	1,745.4	2,255.7	2,113.3
Long-term debt	1,137.0	1,136.5	1,135.0
Long-term finance lease liabilities	331.9	341.6	363.4
Long-term operating lease liabilities	1,075.9	1,132.2	1,231.1
Non-current income tax payable	98.9	98.9	118.7
Non-current liability for unrecognized tax benefits	86.5	91.9	97.4
Other non-current liabilities	111.4	131.9	185.3
Total liabilities	4,587.0	5,188.7	5,244.2
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,767.0	2,748.8	2,685.5
Retained earnings	6,347.3	6,274.9	5,987.1
Treasury stock, Class A, at cost	(6,543.4)	(6,308.7)	(5,844.9)
Accumulated other comprehensive loss	(208.1)	(180.3)	(111.3)
Total equity	2,364.1	2,536.0	2,717.7
Total liabilities and equity	$6,951.1	$7,724.7	$7,961.9

Net Cash & Short-term Investments	$639.9	$962.1	$1,330.7
Cash & Short-term Investments	1,776.9	2,598.4	2,964.4

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	July 2, 2022	June 26, 2021
	(millions, except per share data)
Net revenues	$1,490.6	$1,376.3
Cost of goods sold	(489.2)	(408.2)
Gross profit	1,001.4	968.1
Selling, general, and administrative expenses	(820.6)	(728.2)
Impairment of assets	—	(18.6)
Restructuring and other charges, net	(5.6)	(0.7)
Total other operating expenses, net	(826.2)	(747.5)
Operating income	175.2	220.6
Interest expense	(11.8)	(13.3)
Interest income	3.6	1.8
Other income (expense), net	(4.8)	0.9
Income before income taxes	162.2	210.0
Income tax provision	(38.8)	(45.3)
Net income	$123.4	$164.7
Net income per common share:
Basic	$1.76	$2.23
Diluted	$1.73	$2.18
Weighted-average common shares outstanding:
Basic	70.1	73.8
Diluted	71.5	75.4
Dividends declared per share	$0.75	$0.6875

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	July 2, 2022	June 26, 2021
	(millions)
Cash flows from operating activities:
Net income	$123.4	$164.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	54.8	57.2
Deferred income tax expense	26.4	3.8
Non-cash stock-based compensation expense	18.2	18.4
Non-cash impairment of assets	—	18.6
Bad debt expense reversals	(1.9)	(1.0)
Other non-cash charges	5.3	1.1
Changes in operating assets and liabilities:
Accounts receivable	43.9	81.6
Inventories	(226.1)	(67.7)
Prepaid expenses and other current assets	(70.5)	(20.3)
Accounts payable and accrued liabilities	52.2	5.3
Income tax receivables and payables	8.7	4.7
Operating lease right-of-use assets and liabilities, net	(11.4)	(11.2)
Other balance sheet changes	22.3	(7.6)
Net cash provided by operating activities	45.3	247.6
Cash flows from investing activities:
Capital expenditures	(39.4)	(28.2)
Purchases of investments	(141.0)	(368.3)
Proceeds from sales and maturities of investments	552.0	197.7
Other investing activities	(6.0)	(0.6)
Net cash provided by (used in) investing activities	365.6	(199.4)
Cash flows from financing activities:
Repayments of long-term debt	(500.0)	—
Payments of finance lease obligations	(5.8)	(5.5)
Payments of dividends	(48.1)	—
Repurchases of common stock, including shares surrendered for tax withholdings	(234.7)	(28.8)
Net cash used in financing activities	(788.6)	(34.3)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(30.0)	3.3
Net increase (decrease) in cash, cash equivalents, and restricted cash	(407.7)	17.2
Cash, cash equivalents, and restricted cash at beginning of period	1,872.0	2,588.0
Cash, cash equivalents, and restricted cash at end of period	$1,464.3	$2,605.2

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	July 2, 2022	June 26, 2021
	(millions)
Net revenues:
North America	$700.7	$662.1
Europe	415.6	354.9
Asia	334.1	288.2
Other non-reportable segments	40.2	71.1
Total net revenues	$1,490.6	$1,376.3

Operating income:
North America	$132.8	$186.3
Europe	73.2	94.5
Asia	78.7	60.4
Other non-reportable segments	37.2	35.4
	321.9	376.6
Unallocated corporate expenses	(141.1)	(155.3)
Unallocated restructuring and other charges, net	(5.6)	(0.7)
Total operating income	$175.2	$220.6

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	Three Months Ended
	July 2, 2022
	% Change
	Constant Currency
North America:
Digital commerce	2%
Brick and mortar	5%
Total North America	5%

Europe:
Digital commerce	7%
Brick and mortar	45%
Total Europe	34%

Asia:
Digital commerce	37%
Brick and mortar	17%
Total Asia	19%

Total Ralph Lauren Corporation	15%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	July 2, 2022	June 26, 2021	As Reported	Constant Currency
	(millions)
North America	$700.7	$662.1	5.8%	5.9%
Europe	415.6	354.9	17.1%	28.4%
Asia	334.1	288.2	15.9%	26.0%
Other non-reportable segments	40.2	71.1	(43.4%)	(43.2%)
Net revenues	$1,490.6	$1,376.3	8.3%	13.4%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	July 2, 2022					June 26, 2021
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$437.8	$215.9	$313.9	$—	$967.6	$412.2	$170.8	$272.8	$26.8	$882.6
Wholesale	262.9	199.7	20.2	—	482.8	249.9	184.1	15.4	5.0	454.4
Licensing	—	—	—	40.2	40.2	—	—	—	39.3	39.3
Net revenues	$700.7	$415.6	$334.1	$40.2	$1,490.6	$662.1	$354.9	$288.2	$71.1	$1,376.3

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	July 2, 2022	June 26, 2021
North America
Ralph Lauren Stores	46	39
Polo Factory Stores	192	194
Total Directly Operated Stores	238	233
Concessions	1	1

Europe
Ralph Lauren Stores	38	34
Polo Factory Stores	59	60
Total Directly Operated Stores	97	94
Concessions	29	29

Asia
Ralph Lauren Stores	101	82
Polo Factory Stores	90	73
Total Directly Operated Stores	191	155
Concessions	678	617

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	185	155
Polo Factory Stores	341	327
Total Directly Operated Stores	526	482
Concessions	708	647

Global Licensed Stores
Total Licensed Stores	113	141

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	July 2, 2022
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,490.6	$—	$1,490.6
Gross profit	1,001.4	11.6	1,013.0
Gross profit margin	67.2%		68.0%
Total other operating expenses, net	(826.2)	3.2	(823.0)
Operating expense margin	55.4%		55.2%
Operating income	175.2	14.8	190.0
Operating margin	11.8%		12.7%
Income before income taxes	162.2	14.8	177.0
Income tax provision	(38.8)	(3.6)	(42.4)
Effective tax rate	23.9%		23.9%
Net income	$123.4	$11.2	$134.6
Net income per diluted common share	$1.73		$1.88
Weighted average common shares outstanding - Diluted	71.5		71.5
SEGMENT INFORMATION - OPERATING INCOME:
North America	$132.8	$8.9	$141.7
Operating margin	19.0%		20.2%
Europe	73.2	0.3	73.5
Operating margin	17.6%		17.7%
Asia	78.7	—	78.7
Operating margin	23.5%		23.5%
Other non-reportable segments	37.2	—	37.2
Operating margin	92.4%		92.4%
Unallocated corporate expenses and restructuring & other charges, net	(146.7)	5.6	(141.1)
Total operating income	$175.2	$14.8	$190.0

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	June 26, 2021
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$1,376.3	$—	$1,376.3
Gross profit	968.1	(8.0)	960.1
Gross profit margin	70.3%		69.8%
Total other operating expenses, net	(747.5)	18.4	(729.1)
Operating expense margin	54.3%		53.0%
Operating income	220.6	10.4	231.0
Operating margin	16.0%		16.8%
Income before income taxes	210.0	10.4	220.4
Income tax provision	(45.3)	(2.7)	(48.0)
Effective tax rate	21.6%		21.8%
Net income	$164.7	$7.7	$172.4
Net income per diluted common share	$2.18		$2.29
Weighted average common shares outstanding - Diluted	75.4		75.4
SEGMENT INFORMATION - OPERATING INCOME:
North America	$186.3	$(8.0)	$178.3
Operating margin	28.1%		26.9%
Europe	94.5	(0.9)	93.6
Operating margin	26.6%		26.4%
Asia	60.4	1.1	61.5
Operating margin	20.9%		21.3%
Other non-reportable segments	35.4	—	35.4
Operating margin	49.8%		49.8%
Unallocated corporate expenses and restructuring & other charges, net	(156.0)	18.2	(137.8)
Total operating income	$220.6	$10.4	$231.0

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	June 29, 2019
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,428.8	$—	$1,428.8
Gross profit	920.8	0.6	921.4
Gross profit margin	64.4%		64.5%
Total other operating expenses, net	(777.5)	30.8	(746.7)
Operating expense margin	54.4%		52.3%
Operating income	143.3	31.4	174.7
Operating margin	10.0%		12.2%
Income before income taxes	146.6	31.4	178.0
Income tax provision	(29.5)	(7.0)	(36.5)
Effective tax rate	20.1%		20.5%
Net income	$117.1	$24.4	$141.5
Net income per diluted common share	$1.47		$1.77
Weighted average common shares outstanding - Diluted	79.9		79.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$150.1	$—	$150.1
Operating margin	20.9%		20.9%
Europe	79.4	0.1	79.5
Operating margin	22.0%		22.0%
Asia	48.1	0.5	48.6
Operating margin	18.6%		18.8%
Other non-reportable segments	32.9	—	32.9
Operating margin	36.5%		36.5%
Unallocated corporate expenses and restructuring & other charges, net	(167.2)	30.8	(136.4)
Total operating income	$143.3	$31.4	$174.7

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended July 2, 2022 include (i) non-routine inventory charges of $11.6 million largely recorded in connection with the Russia-Ukraine war; (ii) other charges of $4.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) benefit of $2.4 million related to Russia-related bad debt reserve adjustments; and (iv) charges of $0.7 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges.

(c)Adjustments for the three months ended June 26, 2021 include (i) net charges of $18.5 million recorded in connection with the Company's restructuring activities, primarily consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) benefit of $8.0 million related to COVID-19-related inventory adjustments; (iii) benefit of $0.9 million related to COVID-19-related bad debt reserve adjustments; and (iv) other charges of $0.8 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

(d)Adjustments for the three months ended June 29, 2019 include (i) other charges of $22.6 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with previously exited real estate locations for which the related lease agreements have not yet expired; and (ii) charges of $8.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges.
NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2023 and second quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of up to approximately $35 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com